Exhibit 99.1

Scholastic Reports Second Quarter Results for Fiscal 2009

Revenues for Core Businesses Hold Level in Tough Economy

$35 Million Cost Savings Goal Reached with Further Reductions Being Taken

Modest Debt Levels and Long-Term Access to Liquidity Underlie Strong Balance Sheet

NEW YORK--(BUSINESS WIRE)--December 18, 2008--Scholastic Corporation (NASDAQ: SCHL), the global children’s publishing, education and media company, today reported results for the fiscal 2009 second quarter ended November 30, 2008. Revenue from continuing operations for the second quarter was $661.6 million compared to $687.6 million in the prior year period. Excluding the impact of foreign exchange, revenue from continuing operations declined 1% year over year.

Earnings from continuing operations in the second quarter were $58.4 million or $1.55 per diluted share compared to $82.3 million or $2.10 per diluted share a year ago. Operating income from continuing operations was $107.8 million in the second quarter compared to $138.9 million in the prior year period. This reduction was largely attributable to severance and one-time expenses associated with the Company’s cost reduction plans of $10.9 million before tax ($0.17 per diluted share), as well as an unfavorable foreign exchange impact of $6.7 million. In addition, higher royalty reserves and increased allowances for doubtful accounts in domestic and international trade publishing operations impacted operating income by $6.3 million.

The Company reported consolidated earnings in the second quarter of $43.1 million or $1.15 per diluted share compared to a year ago when it reported consolidated earnings of $75.6 million or $1.93 per diluted share. These results included a loss from discontinued operations, net of tax, of $15.3 million or $0.40 per diluted share compared to a loss of $6.7 million or $0.17 per diluted share in the prior year.

“Scholastic’s customers responded to strong products, marketing and customer service, sustaining second quarter children’s books and educational technology sales at approximately last year’s levels. Looking forward, our healthy balance sheet and progress reducing costs will enable us to leverage this broader, more engaged customer base for profitable growth in the long term,” commented Richard Robinson, Chairman, President and Chief Executive Officer.

The Company outlined three areas of strength in the second quarter:

  Strong balance sheet and free cash flow. At quarter end the Company’s balance sheet had modest levels of debt, with committed access to over $280 million in additional liquidity and no refinancing needs until June 2012. Scholastic also generated approximately $48 million in free cash flow during the quarter, indicating solid profitability and careful working capital management and investment.

  Sustained revenues. Scholastic’s core children’s books and educational technology businesses essentially sustained sales levels in the second quarter. Increasing order volumes and participation in School Book Clubs and Fairs indicated higher customer engagement with these businesses’ unique value propositions. Continued innovation in Trade Publishing, including the new multiplatform adventure series The 39 Clues™, drove strong frontlist sales. Even in the face of tighter budgets, school districts also continued seeking Scholastic’s proven solutions, including the market-leading READ 180®, to raise student achievement.
  Significant progress reducing costs. Scholastic achieved the top end of its current cost savings goal, eliminating $35 million in annualized expenses, including $25 million in salary expense. In addition to these savings, the Company announced that it has reduced its spending plan for the second half of fiscal 2009 by a further $20 million by eliminating management bonuses and reducing all categories of discretionary spending. It also continues taking steps to make core businesses more efficient, further reduce staffing and exit unprofitable markets.

Mr. Robinson concluded, “We have revised our outlook for fiscal 2009 to reflect the current market environment, year-to-date results and these additional spending cuts. We remain confident that our strong products and direct channels will continue to grow in the long term, while we improve profitability and maintain a solid financial foundation.”

Based on its year-to-date results and current outlook, Scholastic now expects fiscal 2009 earnings per diluted share from continuing operations of $1.20 to $1.50, excluding severance and one-time expenses associated with cost savings. Free cash flow is now forecast to be $55 million to $80 million.

Second Quarter Results

Children’s Book Publishing and Distribution. Segment revenue in the quarter declined 1% to $381.8 million from $386.9 million in the prior year period. In School Book Clubs revenue held level with the prior year, with a 6% increase in the number of orders offsetting a decline in average revenue per order. School Book Fairs also sustained prior year revenue levels, as higher revenue per fair offset a 5% decline in the number of fairs held, largely related to the timing of the Thanksgiving holiday, which caused fairs to be shifted to December relative to the prior year. As anticipated, revenue declined in Trade Publishing, reflecting lower shipments of Harry Potter. Strong sales of The 39 Clues, The Hunger Games by Suzanne Collins, Brian Selznick’s The Invention of Hugo Cabret, Too Many Toys by David Shannon, and several other titles benefited the quarter. Segment operating profit declined to $99.2 million from $108.8 in the prior year period, reflecting increased investment in customer retention and loyalty programs in Clubs, as well as higher reserves for unearned royalty advances and bad debt in Trade Publishing.

Educational Publishing. Segment revenue in the quarter was $92.2 million, declining from $99.6 million in the prior year period, while segment operating income increased to $13.2 million from $12.4 million a year ago. Lower revenue primarily reflected the earlier timing of classroom library sales relative to the prior year six month period. Educational technology sales declined slightly from the prior year, reflecting the impact of longer sales cycles and school funding pressure. Service revenue from existing customers rose, partially offsetting this. Second quarter technology sales did not include System 44™, the prequel to READ 180, which began shipping in December in the fiscal third quarter. Segment operating income increased, despite lower revenue, primarily because of reductions in selling expense.

International. Segment revenue in the quarter was $124.4 million, compared to $144.8 million in the prior year period. Excluding a negative foreign exchange impact of $21.5 million in the period, revenue slightly increased year-over-year. This largely reflected strong export sales and increased revenue in Asia, Australia and Canada, offset by lower revenue in the United Kingdom, which a year ago benefited from the release of “The Golden Compass” movie. Segment operating income was $14.0 million down from $25.1 million, primarily due to a $6.7 million adverse impact of foreign exchange as well as higher bad debt reserves in U.K. Trade Publishing.

Media, Licensing and Advertising. Segment revenue in the quarter increased to $63.2 million from $56.3 million in the prior year period, largely reflecting strong sales of interactive products and of advertising, despite tighter spending in both markets. Segment operating income was $10.5 million, up slightly from $10.4 million, largely as a result of growth in higher margin advertising revenue.

Other Financial Results. Corporate overhead in the quarter was $29.1 million compared to $17.8 million in the prior year period, reflecting $10.9 million ($0.17 per diluted share) in severance and one-time expenses associated with the Company’s cost reduction plans, including accelerated vesting of restricted stock for employees eligible for retirement. Other severance expense in the quarter was $2.7 million ($0.04 per diluted share) compared to $2.6 million ($0.04 per diluted share) in the prior year period. Other stock-based compensation expense was $2.4 million ($0.04 per diluted share) in the quarter compared to $1.7 million ($0.03 per diluted share) in the prior year period.

Free cash flow (as defined) in the quarter was $48.4 million compared to $299.3 million in the prior year period. A year ago, following the release of the seventh book in the Harry Potter series, the Company had received significant proceeds, for which it had not yet paid royalty expenses.

Total debt was $389.0 million, down from $414.1 million a year ago, and was primarily long-term with maturities in 2012 and 2013. This included $159.4 million in public debt, paying 5% interest and maturing in 2013; $157.2 million in an amortizing term loan, with principal payments of $42.8 million in the upcoming 12 months; and $45.0 million under a $325 million unsecured credit facility, which is contractually committed to the Company until June 2012.

As previously announced the Company’s Board of Directors declared a quarterly cash dividend of $0.075 per share on the Company’s Class A and Common Stock for the third fiscal quarter of fiscal 2009. The dividend is payable on March 16, 2009 to shareholders of record as of the close of business on January 30, 2009.

Year-to-Date Results

For the first half of fiscal 2009, revenue from continuing operations was $944.4 million compared to $1,216.6 million in the prior year period, when the Company published the seventh book in the Harry Potter series and recorded sales of approximately $250 million. Foreign exchange negatively impacted revenue by $18.6 million in the period relative to a year ago.

Earnings from continuing operations in the first half were $14.7 million or $0.39 per diluted share compared to $86.3 million or $2.17 per diluted share a year ago. The loss from discontinued operations, net of tax, in the first half was $20.7 million or $0.55 per diluted share compared to a loss of $13.5 million or $0.34 per diluted share in the prior year. This difference primarily reflected non-cash, non-operating charges associated with the Company’s decision to exit its operations in Argentina as well as the door-to-door sales organization in Puerto Rico and a trade magazine.

Including continuing and discontinued operations, the Company reported a consolidated loss in the first half of $6.0 million or $0.16 per diluted share compared to a year ago when it reported consolidated earnings of $72.8 million or $1.83 per diluted share.

In the first half of fiscal 2009 the Company acquired 808,875 shares of its common stock for $20.1 million under its previously announced share repurchase programs, and had remaining authorization to repurchase up to $9.9 million of its common stock, from time to time as conditions allow, on the open market or in negotiated private transactions.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, December 18, 2008. Scholastic’s Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O’Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic’s website, scholastic.com. Participation by telephone will be available by dialing (888) 868-9079 from within the U.S. or +1 (973) 935-8510 internationally. Following the call, slides from the conference call will also be posted in the Investor Relations section of scholastic.com.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world’s largest publisher and distributor of children’s books and a leader in educational technology and children’s media. Scholastic creates quality educational and entertaining materials and products for use in school and at home, including children’s books, magazines, technology-based products, teacher materials, television programming, film, videos and toys. The Company distributes its products and services through a variety of channels, including proprietary school-based book clubs and school-based book fairs, retail stores, schools, libraries, television networks and the Company’s Internet Site, www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children’s book and educational materials markets and acceptance of the Company’s products within those markets, and other risks and factors identified from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	11/30/2008 (1)	11/30/2007 (1)	11/30/2008 (1)	11/30/2007 (1)

Revenues (2)	$661.6	$687.6	$944.4	$1,216.6

Operating costs and expenses:
Cost of goods sold	284.4	291.4	432.7	589.5
Selling, general and administrative expenses	246.4	238.3	427.3	435.6
Bad debt expense	7.4	3.5	8.7	5.3
Depreciation and amortization	15.6	15.5	31.8	31.2
Total operating costs and expenses	553.8	548.7	900.5	1,061.6

Operating income	107.8	138.9	43.9	155.0

Interest expense, net	7.0	9.7	12.9	18.4

Earnings from continuing operations before income taxes	100.8	129.2	31.0	136.6

Provision for income taxes	42.4	46.9	16.3	50.3

Earnings from continuing operations	58.4	82.3	14.7	86.3

Loss from discontinued operations, net of tax (3)	(15.3)	(6.7)	(20.7)	(13.5)

Net income (loss)	$43.1	$75.6	($6.0)	$72.8

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings from continuing operations	1.55	2.13	0.39	2.21
Loss from discontinued operations, net of tax	(0.40)	(0.17)	(0.55)	(0.35)
Net income (loss)	1.15	1.96	(0.16)	1.86

Diluted:
Earnings from continuing operations	1.55	2.10	0.39	2.17
Loss from discontinued operations, net of tax	(0.40)	(0.17)	(0.55)	(0.34)
Net income (loss)	1.15	1.93	(0.16)	1.83

Basic weighted average shares outstanding	37.6	38.5	37.7	39.1
Diluted weighted average shares outstanding	37.7	39.1	37.9	39.7

(1)	As previously announced, the Company sold its U.S. direct-to-home continuities business in August 2008 and intends to shut down its Canadian and U.K. direct-to-home continuities businesses, has shut down its school-based continuities business effective May 31, 2008 and intends to sell its Maumelle facility. In addition, the Company shut down its operations in Argentina, door-to-door sales operation in its Puerto Rico business and its Coach magazine business effective November 30, 2008. The results of operations associated with these businesses are presented as discontinued operations for accounting purposes in the fiscal 2009 and prior year periods.

(2)	Revenue related to discontinued operations is not reported in the Company’s revenue from continuing operations. Discontinued operations revenues were $10.5 and $58.6 for the three months ended November 30, 2008 and November 30, 2007, respectively and $47.2 and $116.5 for the six months ended November 30, 2008 and November 30, 2007, respectively.

(3)

In the three months ended November 30, 2008, the Company recorded a non-cash write down of certain assets, net of tax, of $8.4 or $0.22 per diluted share, primarily related to the Company's Puerto Rico door-to-door sales operations and Argentina businesses.  Operating losses, net of tax, associated with the Argentina business were $1.0 and $0.1, with the door-to-door Puerto Rico business of $2.1 and $0.3 and with the Coach magazine of $0.6 and $0.0 for the three months ended November 30, 2008 and November 30, 2007, respectively. Operating losses, net of tax, for the Company's U.S., Canada and U.K. direct-to-home businesses as well as the school continuities business and the Maumelle facility were $3.2 and $6.3 for the three months ended November 30, 2008 and November 30, 2007, respectively.  Operating losses, net of tax, associated with the Argentina business were $1.1 and $0.1 and with the door-to-door Puerto Rico business of $2.7 and $0.6 for the six months ended November 30, 2008 and November 30, 2007, respectively. Operating losses, net of tax, for the Company's U.S., Canada and U.K. direct-to-home businesses as well as the school continuities business and the Maumelle facility were $8.2 and $12.8 for the six months ended November 30, 2008 and November 30, 2007, respectively.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				SIX MONTHS ENDED
	11/30/2008 (1)	11/30/2007 (1)	Change		11/30/2008 (1)	11/30/2007 (1)	Change

Children's Book Publishing & Distribution
Revenue
Book Clubs	$155.6	$155.3	$0.3	0%	$164.2	$165.2	($1.0)	(1%)
Trade	53.2	59.1	(5.9)	(10%)	93.6	336.0	(242.4)	(72%)
Book Fairs	173.0	172.5	0.5	0%	185.0	182.5	2.5	1%
Total revenue	381.8	386.9	(5.1)	(1%)	442.8	683.7	(240.9)	(35%)
Operating income	99.2	108.8	(9.6)	(9%)	43.3	121.4	(78.1)	(64%)
Operating margin	26.0%	28.1%			9.8%	17.8%

Educational Publishing
Revenue	92.2	99.6	(7.4)	(7%)	208.6	227.4	(18.8)	(8%)
Operating income	13.2	12.4	0.8	6%	34.2	42.9	(8.7)	(20%)
Operating margin	14.3%	12.4%			16.4%	18.9%

International
Revenue	124.4	144.8	(20.4)	(14%)	210.6	233.1	(22.5)	(10%)
Operating income	14.0	25.1	(11.1)	(44%)	10.5	24.0	(13.5)	(56%)
Operating margin	11.3%	17.3%			5.0%	10.3%

Media, Licensing and Advertising
Revenue	63.2	56.3	6.9	12%	82.4	72.4	10.0	14%
Operating income	10.5	10.4	0.1	1%	6.2	5.1	1.1	22%
Operating margin	16.6%	18.5%			7.5%	7.0%

Overhead expense	29.1	17.8	(11.3)	(63%)	50.3	38.4	(11.9)	(31%)

Operating income from continuing operations	$107.8	$138.9	($31.1)	(22%)	$43.9	$155.0	($111.1)	(72%)

(1)	Results for the three month periods ended November 30, 2008 and November 30, 2007 reflect continuing operations and exclude discontinued operations. The Company's domestic direct-to-home and school-based continuities businesses were formerly included in the Children's Book Publishing and Distribution segment, the international direct-to-home business, the Puerto Rico door-to-door sales operations and the Argentina business were formerly included in the International segment and the discontinued magazine was formerly included in the Media, Licensing and Advertising segment. The Company's Maumelle facility, which is included in discontinued operations, was formerly included in Overhead. All corresponding prior year periods presented have been reclassified to reflect this presentation.

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		11/30/08	11/30/07

Continuing Operations
	Cash and cash equivalents	$30.8	$183.3
	Accounts receivable, net	269.9	282.4
	Inventories, net	430.3	426.2
	Accounts payable	121.0	135.5
	Accrued royalties	35.8	138.6
	Lines of credit, short-term debt and current portion of long-term debt	70.2	83.3
	Long-term debt, excluding current portion	318.8	330.8
	Total debt	389.0	414.1
	Total capital lease obligations	59.9	63.7
	Net debt (1)	358.2	230.8

Discontinued Operations
	Total assets of discontinued operations (2)	31.6	238.8
	Total liabilities of discontinued operations	16.4	24.7

Total stockholders' equity		819.4	967.6

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		SIX MONTHS ENDED
		11/30/08	11/30/07	11/30/08	11/30/07

	Net cash provided by (used in) operating activities	$77.3	$327.0	($63.3)	$218.8
	Less: Additions to property, plant and equipment	13.5	12.7	23.4	22.6
	Pre-publication and production costs	15.4	15.0	27.3	26.6

	Free cash flow (use) (3) (4)	$48.4	$299.3	($114.0)	$169.6

(1)	Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company’s effective leverage and financing needs.

(2)	The decline in Total assets of discontinued operations between the two period-end dates shown reflects the write-down of certain assets associated with the discontinued operations totaling $173.7.

(3)	Free cash flow or use is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow or use as a further indicator of operating performance and for planning investing activities.

(4)	Free cash flow includes use of cash by discontinued operations of $11.1 and cash flow provided by discontinued operations of $0.8 for the six months ended November 30, 2008 and November 30, 2007, respectively.

CONTACT:
Scholastic Corporation
Media:
Kyle Good, 212-343-4563
or
Investors:
Jeffrey Mathews, 212-343-6741